Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258340

PROSPECTUS SUPPLEMENT NO. 49
(to prospectus dated August 10, 2021)

Up to 19,300,751 Shares of Class A Common Stock Issuable Upon the Exercise of Warrants Up to 77,272,414 Shares of Class A Common Stock Up to 8,014,500 Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 10, 2021 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on June 29, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 19,300,751 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (i) up to 8,014,500 shares of Class A Common Stock that are issuable upon the exercise of 8,014,500 warrants (the “private placement warrants”) issued in a private placement in connection with the initial public offering of Decarbonization Plus Acquisition Corporation (“DCRB”) and upon the conversion of a working capital loan by the Sponsor (as defined in the Prospectus) to DCRB and (ii) up to 11,286,251 shares of Class A Common Stock that are issuable upon the exercise of 11,286,251 warrants originally issued in DCRB’s initial public offering. The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus, or their permitted transferees, of (i) up to 77,272,414 shares of Class A Common Stock (including up to 5,293,958 shares of Class A Common Stock issuable upon the satisfaction of certain triggering events (as described in the Prospectus) and up to 326,048 shares of Class A Common Stock that may be issued upon exercise of the Ardour Warrants (as defined in the Prospectus)) and (ii) up to 8,014,500 private placement warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock and warrants are traded on the Nasdaq Global Select Market under the symbols “HYZN” and “HYZNW,” respectively. On June 29, 2023 the closing price of our Class A Common Stock was $0.94 and the closing price for our public warrants was $0.05.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 29, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 29, 2023
___________________________________
Hyzon Motors Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware	001-3962	82-2726724
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
475 Quaker Meeting House Road Honeoye Falls, NY		14472
(Address of principal executive offices)		(Zip Code)
(585)-484-9337
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HYZN	NASDAQ Capital Market
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	HYZNW	NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2023, Hyzon Motors Inc. (the “Company”) and Parker Meeks, the Company’s Chief Executive Officer, entered into a Third Amendment (the “Third Amendment”) to Mr. Meeks’ Employment Agreement (the “Employment Agreement”) dated June 7, 2021, as previously amended on October 18, 2022 and March 15, 2023. Under the terms of the Third Amendment, Mr. Meeks will be eligible to receive a cash bonus with a target opportunity equal to 100% of his base salary (“Target Bonus”), with the actual amount of any such bonus determined by the Company’s board of directors (the “Board”) or the Company’s compensation committee’s (the “Compensation Committee”).

The Third Amendment also revised the severance payments and benefits to which Mr. Meeks would be entitled upon his termination of employment without Cause or for Good Reason (each as defined in the Employment Agreement and such termination, a “Qualifying Termination”). In the event of a Qualifying Termination, Mr. Meeks will receive: (i) two times the sum of Mr. Meeks’ base salary and target bonus (if such Qualifying Termination occurs within the 3 month period prior to or 12 month period following a change in control, a “Qualifying CIC Termination”) or $1.5 million (if such Qualifying Termination is not a Qualifying CIC Termination), (ii) reimbursement for continued medical benefits for a period of up to 18 months and (iii) (A) full acceleration of unvested equity or long-term incentive awards (in the case of a Qualifying CIC Termination) or (B) full vesting of all time-based equity awards or long-term incentive awards, plus a pro rata vesting of all unvested performance-based equity awards or long term incentive awards based on Mr. Meek’s performance as determined by the Board or Compensation Committee (in the case of a Qualifying Termination that is not a Qualifying CIC Termination). Mr. Meeks also remains eligible to receive a pro-rata bonus for the year of termination consistent with the terms of the Employment Agreement. No other changes were made to the Employment Agreement.

The foregoing description of the terms of the Third Amendment is not complete and is qualified in its entirety by reference to the full text of the agreement, which the Company intends to file as exhibits with its Quarterly Report for the period ended June 30, 2023.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYZON MOTORS INC.

Date: June 29, 2023	By:	/s/ John Zavoli
	Name:	John Zavoli
	Title:	Chief Legal Officer and General Counsel